Exhibit 99(a)

CULP ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2010

HIGH POINT, N.C. (March 1, 2010) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the third quarter ended January 31, 2010.

Highlights for the third quarter of fiscal 2010 include the following:

▪
Net sales were $54.0 million, up 21 percent from the third quarter of last year, with mattress fabric segment sales up seven percent and upholstery fabrics segment sales up 39 percent.  This is the company’s first overall sales gain in two years and the first sales gain in upholstery fabrics in three years.

▪	Pre-tax income was $3.8 million, or 7.1 percent of net sales, compared with $17,000 in the prior year period.

▪	Net income was $3.0 million, or $0.23 per diluted share, the highest in almost six years. These results compare with a net loss of ($450,000), or ($0.04) per share, in the prior year quarter.

▪	The mattress fabrics segment had another strong operating performance for the quarter with solid sales and profitability.

▪	The upholstery fabrics segment showed substantial profit improvement for the quarter compared with the previous year period and reported the highest quarterly profit in over 5 years.

▪	The company’s financial position remains very solid at quarter end, with cash and cash equivalents of $19.0 million exceeding total debt of $16.4 million.

▪
The projection for the fourth quarter of fiscal 2010 is for overall sales to increase approximately 12 to 16 percent over the prior year period.  Mattress fabric sales are expected to be up by approximately 10 to 14 percent and upholstery fabrics sales up approximately 13 to 17 percent compared with the prior year.  Pre-tax income for the fourth quarter of fiscal 2010 is expected to be in the range of $3.5 to $4.2 million.

Overview
For the three months ended January 31, 2010, net sales were $54.0 million, a 21 percent increase compared with $44.6 million a year ago.  The company reported net income of $3.0 million, or $0.23 per diluted share, for the third quarter of fiscal 2010, compared with a net loss of ($450,000), or ($0.04) per share, for the third quarter of fiscal 2009.  The results for the third quarter of fiscal 2009 included restructuring and related pre-tax charges of approximately $777,000.

Frank Saxon, chief executive officer of Culp, Inc., said, “We are pleased with Culp’s strong performance for the third quarter.  We achieved a 21 percent gain in overall sales from the third quarter of last year, marking the first year-over-year sales gain for the company in two years.  We are encouraged that the consumer appears to be slowly returning to the marketplace. Our mattress fabrics business has continued to perform well with solid sales and profitability. During the third quarter, we have seen a significant improvement in our upholstery fabrics performance primarily due to a better macro economic environment and favorable results from our sales and marketing initiatives.  We are also realizing the benefits of a lean and agile operating platform in both business segments, as well as recent capital expenditures in our mattress fabrics business.  We have established a strong competitive position in both businesses. Culp represents a stable and reliable supplier in today’s market with a proven ability to execute.  Our strong financial position is another key advantage in these uncertain economic times and provides us with greater operating flexibility going forward.”

Mattress Fabrics Segment
Mattress fabric sales for the third quarter of fiscal 2010 were $27.0 million, a seven percent increase compared with $25.2 million for the prior year period.

“Our mattress fabrics business has continued to be a strong performer with higher sales and improved profitability this quarter compared with a challenging third quarter last year,” said Saxon.  “These results reflect the benefits of the ongoing investments we have made to develop an efficient and scalable manufacturing platform.  In addition, we also benefitted from other operational initiatives.   During the third quarter, we began the installation of state-of-the-art finishing equipment for our growing knit business and will complete the project during the fourth quarter.  In the next four months, we are making additional capital investments, including expanding capacity for both knit and woven product lines, as well as completing an energy efficiency initiative in our Canadian operation that will have an environmental benefit and reduce our operating costs going forward.  Capital expenditures for fiscal 2010 in mattress fabrics are expected to total $6.6 million, reflecting our continued commitment to the industry.  These initiatives, complemented by our unrelenting focus on execution for our customers, are further enhancing our strong capability to provide outstanding service, reliable delivery performance and consistent quality and value.”

Upholstery Fabrics Segment
Sales for this segment   were $27.0 million, a 39 percent improvement compared with $19.4 million in the third quarter of fiscal 2009.  During this period, sales of non-U.S. produced fabrics were $23.5 million in the third quarter, up 53 percent over the prior year period.  Sales of U.S. produced fabrics were $3.5 million, down 12 percent from the third quarter of fiscal 2009.

“We are very pleased with the substantial improvement in sales and profitability in our upholstery fabrics business for the third quarter of fiscal 2010,” Saxon noted.  “This period marks the first year-over-year sales increase for this business segment in three years, and the highest quarterly profit in over five years.  We are especially encouraged by the extent of our sales gains throughout our customer base. We are realizing the benefits of our long-term strategy to build a wholly-owned China manufacturing platform that is scalable and vertical, but not capital intensive.  Additionally, we are beginning to benefit from a complimentary strategy to grow our business in our one remaining U.S. manufacturing facility.  Also, with the multi-year restructuring activities behind us, we have been able to shift our focus this fiscal year to product development, sales and marketing initiatives, and delivery performance.  We are making excellent progress in each of these areas.  Further, we are aggressively defending our design copyrights. Most importantly, our goal remains to provide our customers with innovative products from China, or the U.S., along with reliable delivery and quality performance at excellent values.

Balance Sheet
“We have been diligent in our efforts to maintain a strong balance sheet and generate cash flow throughout this tough economic environment,” added Saxon.  “Notably, at the end of the third fiscal quarter, our balance sheet reflected $19.0 million in cash, compared with $11.8 million at the end of fiscal 2009.  Total debt of $16.4 million, which includes current maturities of long-term debt plus long-term debt, remained unchanged from the previous fiscal year end.  We have a scheduled principal payment of $4.8 million due in mid-March 2010, which will reduce our total debt to $11.6 million.  Our next scheduled principal payment of $2.2 million is not due until August 2011, eighteen months away.  Our sound financial position provides us with an important competitive advantage with the resources to invest significantly in our businesses during this economic downturn in terms of capital projects and working capital growth.

“Our capital expenditures for fiscal 2010 are expected to total $7.0 million, most of which are for our mattress fabrics segment.  Additionally, for the current fiscal year, we expect to make payments on vendor-financed capital expenditures and capital lease obligations from earlier fiscal years of $1.6 million,” said Saxon.

Outlook
Commenting on the outlook for the fourth quarter of fiscal 2010, Saxon remarked, “We expect the prevailing economic uncertainties and unemployment issues will continue to influence consumer demand for furniture and bedding through the end of our fiscal year.  However, we are encouraged by the improving trends in both of our businesses and expect that overall sales will be up 12 to 16 percent compared with the same quarter of fiscal 2009.

“We expect sales in our mattress fabrics segment to be up approximately 10 to 14 percent for the fourth quarter, with improved operating profit compared with last year’s fourth quarter.  In our upholstery fabrics segment, we expect sales to be approximately 13 to 17 percent higher for the fourth quarter than a year ago.  It is important to note that the fourth quarter will be affected by at least a week of plant closures for the Chinese New Year holiday.  Accordingly, we expect the upholstery fabrics segment to report a profit that is substantially higher than the fourth quarter of last year, but lower than the operating profit achieved in the third quarter of this year.

“Considering these factors, we expect to report pre-tax income in the fourth quarter in the range of $3.5 to $4.2 million.  Given the volatility in the income tax area during fiscal 2009 and continuing into fiscal 2010, the income tax expense and related tax rate for the fourth quarter of fiscal 2010 are too uncertain to project.  This is management’s best estimate at present, recognizing that future financial results are difficult to predict because of overall economic uncertainties,” said Saxon.

In closing, Saxon remarked, “Our results to date for fiscal 2010 demonstrate that we have positioned Culp to operate effectively and profitably through this challenging period.  We have created lean and agile business models in both of our segments that are scalable and position us very well to handle significant growth as the home furnishings industry recovers.  We believe we are a market leader in both of our businesses, and we have the financial strength necessary to build upon our position.  Our mattress fabrics business has shown consistent improvement this fiscal year, even in a challenging environment.  We are excited about the additional growth opportunities related to our enhanced manufacturing capabilities.  In the upholstery fabrics business, our sales and marketing initiatives are producing favorable results.  With our China and U.S. manufacturing platforms, we believe we are well positioned for continued profitability and sales growth.  Above all, we are focused on outstanding execution for our customers as a financially strong and trusted supplier of innovative products with excellent quality and delivery performance.”

About the Company
Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures.  Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on the company’s business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely.  Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products.  Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries.  Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets.  Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management.  Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 16, 2009, for the fiscal year ended May 3, 2009.

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended
	January 31,	February 1,
	2010	2009

Net sales	$53,980,000	$44,592,000
Income before income taxes	$3,825,000	$17,000
Net income (loss)	$3,000,000	$(450,000)
Net income (loss) per share:
Basic	$0.24	$(0.04)
Diluted	$0.23	$(0.04)
Income before income taxes,
excluding restructuring and related charges*	$3,879,000	$794,000
Average shares outstanding:
Basic	12,713,000	12,653,000
Diluted	13,074,000	12,653,000

*Excludes restructuring and related charges of $54,000 for the third quarter of fiscal 2010.
  Excludes restructuring and related charges of $777,000 for the third quarter of fiscal 2009.

CULP, INC.
Reconciliation of Income before Income Taxes
as Reported to Adjusted Income before Income Taxes
(Unaudited)

	Three Months Ended
	January 31,	February 1,
	2010	2009

Income before income taxes, as reported	$3,825,000	$17,000
Restructuring and related charges	$54,000	$777,000

Adjusted income before income taxes	$3,879,000	$794,000

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman

	Chief Financial Officer		Vice President of Human Resources

	336-881-5630		336-889-5161